UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)

April 22, 2011

TALEO CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	000-51299	52-2190418
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

4140 Dublin Boulevard, Suite 400

Dublin, CA 94568

(Address of principal executive offices, including zip code)

(925) 452-3000

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

On April 22, 2011, Taleo Corporation (“Taleo”) entered into a Credit Agreement (the “Credit Agreement”) with each of the lenders party thereto (the “Lenders”), JPMorgan Chase Bank, N.A., as Administrative Agent (the “Agent”), Comerica Bank, as Syndication Agent and J.P. Morgan Securities LLC and Comerica Bank, as Joint Bookrunners and Joint Lead Arrangers. The Credit Agreement provides for an unsecured revolving credit facility in an amount of up to $125.0 million, with an option for Taleo to request to increase the loan commitments by an aggregate amount of up to $25.0 million with new or additional commitments, for a total credit facility of up to $150.0 million. The revolving credit facility has sublimits for swingline loans up to $10.0 million and for the issuance of standby letters of credit in a face amount up to $10.0 million.

At Taleo’s option, revolving loans accrue interest at a per annum rate based on either:

•	the base rate plus a margin ranging from 0.35 % to 0.85 % depending on Taleo’s consolidated leverage ratio, or

•	the LIBO rate (based on 1, 2, 3 or 6-month interest periods) plus a margin ranging from 1.35% to 1.85% depending on Taleo’s consolidated leverage ratio.

The base rate means the highest of JPMorgan Chase Bank, N.A.’s prime rate, the federal funds rate plus a margin equal to 0.50%, and the LIBO rate for a 1-month interest period plus a margin equal to 1.00%. Swingline loans accrue interest at a per annum rate based on the base rate plus the applicable margin for base rate loans. Taleo is also obligated to pay other customary closing fees, arrangement fees, administration fees, commitment fees and letter of credit fees for a credit facility of this size and type.

Revolving loans may be borrowed, repaid and reborrowed until April 22, 2016, at which time all amounts borrowed must be repaid. Swingline loans shall be repaid on the 15th day of a calendar month, or the last day of a calendar month or April 22, 2016, whichever is earlier. Accrued interest on the revolving loans is payable quarterly in arrears with respect to base rate loans and at the end of each interest rate period (or at each three month interval in the case of loans with interest periods greater than three months) with respect to LIBO rate loans. Accrued interest on the swingline loans is payable on each day that a swingline loan is required to be repaid. Taleo may prepay the loans or terminate or reduce the commitments in whole or in part at any time, without premium or penalty, subject to certain conditions including minimum amounts in the case of commitment reductions and reimbursement of certain costs in the case of prepayments of LIBO rate loans.

On April 22, 2011, Vurv Technology LLC, Learn.com LLC, Cytiva, LLC and Worldwide Compensation, Inc., each wholly-owned subsidiaries of Taleo, entered into a Guaranty in favor of the Agent, pursuant to which such parties guarantied all of the obligations of Taleo under the Credit Agreement. Future material domestic subsidiaries of Taleo will be required to guaranty Taleo’s obligations under the Credit Agreement.

The Credit Agreement contains customary affirmative and negative covenants, including covenants that limit or restrict Taleo and its subsidiaries’ ability to, among other things, incur indebtedness, grant liens, merge or consolidate, dispose of assets, make investments, make acquisitions, enter into hedging agreements, enter into certain transactions with affiliates, pay dividends or make distributions, repurchase stock, enter into restrictive agreements and enter into sale and leaseback transactions, in each case subject to customary exceptions for a credit facility of this size and type. Taleo is also required to maintain compliance with a consolidated leverage ratio and a consolidated interest coverage ratio.

The Credit Agreement includes customary events of default that, include among other things, non-payment defaults, inaccuracy of representations and warranties, covenant defaults, cross default to material indebtedness, bankruptcy and insolvency defaults, material judgment defaults, ERISA defaults and a change of control default. The occurrence of an event of default could result in the acceleration of the obligations under the Credit Agreement. Under certain circumstances, a default interest rate will apply on all obligations during the existence of an event of default under the Credit Agreement at a per annum rate equal to 2.00% above the applicable interest rate for any overdue principal and 2.0% above the rate applicable for base rate loans for any other overdue amounts.

A copy of the Credit Agreement is attached as Exhibit 10.1 to this Current Report and is incorporated herein by reference. The above description is qualified in its entirety by reference to such exhibit.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant

The information set forth under Item 1.01, “Entry into a Material Definitive Agreement,” is incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits

(d)	Exhibits

Exhibit No.	Description

10.1	Credit Agreement, dated as of April 22, 2011, by and among Taleo Corporation, each of the lenders party thereto from time to time, JPMorgan Chase Bank, N.A., as Administrative Agent, Comerica Bank, as Syndication Agent, and J.P. Morgan Securities LLC and Comerica Bank, as Joint Bookrunners and Joint Lead Arrangers

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TALEO CORPORATION

By:	/s/ DOUGLAS C. JEFFRIES
Douglas C. Jeffries Executive Vice President and Chief Financial Officer

Date: April 27, 2011

EXHIBIT INDEX

Exhibit No.	Description

10.1	Credit Agreement, dated as of April 22, 2011, by and among Taleo Corporation, each of the lenders party thereto from time to time, JPMorgan Chase Bank, N.A., as Administrative Agent, Comerica Bank, as Syndication Agent, and J.P. Morgan Securities LLC and Comerica Bank, as Joint Bookrunners and Joint Lead Arrangers